Exhibit 99.1

Genasys Inc. Reports Fiscal Fourth Quarter and Fiscal Year 2024 Financial Results

Record Fiscal 2024 Bookings of $111 Million

Starting Fiscal 2025 with 12-month Backlog of $40 Million

SAN DIEGO – December 9, 2024 – Genasys Inc. (NASDAQ: GNSS), the leader in Protective Communications Solutions and Systems, today announced financial results for the Company’s fiscal fourth quarter and full year ended September 30, 2024.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “Looking back, fiscal year 2024 was a challenging year from a financial perspective. With the completion of the prior program of record with the US Army and poor bookings in fiscal 2023, we started 2024 with less than $7 million of total backlog. Though we were able to book and bill just over $17 million within the fiscal year, the revenue and subsequent margins throughout 2024 were well below expectations.”

Danforth continued, “Fiscal 2024 did have a number of important positive milestones that now set the Company up for substantial growth in 2025 and beyond. The Puerto Rico dam contract for $75 million is far and away the most significant. However, even excluding the contract with PREPA, bookings in fiscal 2024 were the highest recorded, excluding the prior program of record with the US Army. This is due to the improving software bookings, as well as a pronounced rebound in both International and Law Enforcement hardware bookings. As we enter fiscal 2025, our backlog is $40 million, supported by a starting ARR of $8.3 million, and approval on the first three of seven groups of dams in Puerto Rico. With initial Cash deposits already received from PREPA, Genasys is poised to deliver the best top line performance in its history.”

Fiscal 4Q 2024 Financial Summary

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Revenue of $6.7 million, versus $10.7 million in the fiscal 2023 fourth quarter
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GAAP operating loss of ($7.1) million, versus ($2.6) million in the fiscal 2023 fourth quarter
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Adjusted EBITDA of ($6.0) million, versus ($1.7) million in the fiscal 2023 fourth quarter
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GAAP net loss of ($11.4) million versus ($10.1) million in the fiscal 2023 fourth quarter. GAAP net loss per share ($0.26) versus ($0.27) in the fiscal 2023 fourth quarter

Fiscal 2024 Financial Summary

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Revenue of $24.0 million, versus $46.7 million in fiscal 2023
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GAAP operating loss of ($26.7) million, versus ($11.0) million in fiscal 2023.
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Adjusted EBITDA of ($22.1) million, versus ($6.8) million in fiscal 2023.
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GAAP net loss of ($31.7) million versus ($18.4) million in fiscal 2023. GAAP net loss per share of ($0.72) versus ($0.50) in fiscal 2023.

Business Highlights

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Announced $3.4 million renewal contract for LRAD systems maintenance with the Indian Navy.
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Announced 4-year contract with Los Angeles County for the addition of Genasys ALERT to pre-existing contract for Genasys EVAC.

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Announced 4-year contract with Maui County for Genasys EVAC and TRAFFIC AI
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Announced statewide agreement with Oregon’s Office of Resilience and Emergency Management (OREM) for Genasys EVAC.
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Announced Critical Infrastructure Protection (CIP) orders from Hoover Dam, Port of Houston, and Alabama-Coushatta Tribe.
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Expanded project value of previously announced Early Warning System (EWS) for 37 dams on the island of Puerto Rico to approximately $75 million.

Business Outlook

Software pipeline and bookings continue to grow. The rate of growth in our fiscal 2025 software revenues is expected to moderate from the triple digit rate experienced in fiscal 2024, partially due to the full year inclusion of Evertel results, and a normalization of growth relative to our resource allocation. Hardware bookings in fiscal 2024, including the substantial award from Puerto Rico, are expected to drive substantial growth in full year fiscal 2025 hardware revenues. Importantly, contract terms call for deposits of 60% of the value of each approved group of dams to be made in advance of procurement and as such, cash on each group of dams will precede revenue recognition for the term of the contract. Although the Company has received approvals for the first three groups of dams, with a total expected value of $35 million, variability on equipment delivery and installation times prevents specific financial guidance.

Fiscal Fourth Quarter 2024 Financial Review

Fiscal fourth quarter revenue was $6.7 million, a decrease of 37.0% from $10.7 million in the prior year's quarter. Versus the prior year quarter, software revenue increased 92.4% driven by a 110% growth in recurring revenue, partially offset by a slight decline in professional services revenue. Hardware revenue decreased 51.9%.

Gross profit margin was 40.8%, compared with 49.6% in the fourth quarter of fiscal 2023. The decrease in profit margin is attributable to the decline in hardware revenues partially offset by improving software revenues, which generate a higher gross profit margin than hardware.

Operating expenses of $9.9 million increased from $7.9 million in fiscal fourth quarter 2023. Selling, general and administrative expenses increased 20.6% from $6.2 million in the prior year to $7.5 million in the quarter ended September 30, 2024. Research and development expenses increased 37.1% year-over-year to $2.4 million.

GAAP net loss in the quarter was ($11.4) million, or ($0.26) per share, compared with a GAAP net loss of ($10.1) million, or ($0.27) per share, in the fourth quarter of fiscal 2023, including the $7.4 million deferred tax expense in fiscal 2023. The increase in adjusted net loss was primarily due to lower hardware revenues and increased operating expenses resulting from the addition of Evertel.

Adjusted EBITDA was ($6.0) million for the fourth quarter of fiscal 2024, compared with ($1.7) million for the prior fiscal year period.

Fiscal 2024 Financial Review

Revenue for fiscal 2024 was $24.0 million, compared with $46.7 million in the same period last year. Software revenue increased 93%, driven by 115% growth in recurring software revenue, offset by a $140K decrease in professional services. Hardware revenue decreased $26.2 million, or 61.1% owing to an exceptionally low backlog to start fiscal 2024 and the completion of the prior program of record with the US Army that contributed $21.9 million in fiscal 2023.

Gross profit margin was 42.4%, compared with 46.6% in the prior fiscal year. The decrease in profit margin is attributable to the decline in hardware revenues, partially offset by improving software revenues which generate a higher gross profit margin than hardware.

Operating expenses of $36.9 million increased $4.2 million from $32.7 million in fiscal year 2023 primarily due to the addition of Evertel expenses throughout fiscal 2024. Selling, general and administrative expenses increased 10.7% from $24.6 million in the prior year to $27.3 million in fiscal 2024. Research and development expenses increased 18.7% year-over-year due to intentional investment to increase the features and functionality of our software offerings.

GAAP net loss for the fiscal year was ($31.7) million, or ($0.72) per share, compared with a GAAP net loss of ($18.4) million, or ($0.50) per share, including the $7.4 million deferred tax expense in fiscal 2023. The increase in net loss was primarily due to lower hardware revenues and increased operating expenses resulting from the addition of Evertel.

Adjusted EBITDA was ($22.1) million in fiscal 2024, compared with ($6.8) million in fiscal 2023.

Cash, cash equivalents and marketable securities totaled $13.1 million as of September 30, 2024, compared with $10.1 million as of September 30, 2023. Since the quarter end, the company has received the deposit on the first group of dams in Puerto Rico and has invoiced PREPA for the deposit on the second group of dams.

We include in this press release Non-GAAP operational metrics of adjusted EBITDA, adjusted net loss, and adjusted net loss per share, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income before other income, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the fourth quarter of fiscal year 2024 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link: https://app.webinar.net/gwlAD37D8WY

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™”. The Company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices (LRAD®) that deliver directed, audible voice messages with exceptional vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Today, Genasys protects over 70 million people globally and is used in more than 100 countries, including more than 500 cities, counties, and states in the U.S. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflict, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2023. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Inc.

Consolidated Balance Sheets

(Unaudited - in thousands)

	September 30,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$4,945	$8,665
Short-term marketable securities	7,945	1,481
Restricted cash	95	758
Accounts receivable, net	3,283	5,952
Inventories, net	7,313	6,501
Prepaid expenses and other	2,559	1,851
Total current assets	26,140	25,208
Long-term marketable securities	249	—
Long-term restricted cash	250	96
Property and equipment, net	1,291	1,551
Goodwill	13,329	10,282
Intangible assets, net	8,506	8,427
Operating lease right of use assets, net	3,110	3,886
Other assets	1,061	455
Total assets	$53,936	$49,905

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,034	$2,785
Accrued liabilities	9,030	7,466
Operating lease liabilities, current portion	1,021	1,008
Total current liabilities	14,085	11,259

Notes payable, at fair value	12,010	—
Warrant liability	6,640	—
Long-term deferred revenue	369	551
Operating lease liabilities, noncurrent	3,269	4,283
Total liabilities	36,373	16,093

Total stockholders' equity	17,563	33,812
Total liabilities and stockholders' equity	$53,936	$49,905

Genasys Inc.

Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three Months Ended September 30,		Years Ended September 30,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$6,741	$10,700	$24,008	$46,663
Cost of revenues	3,992	5,391	13,819	24,901
Gross profit	2,749	5,309	10,189	21,762
	40.8%	49.6%	42.4%	46.6%
Operating expenses
Selling, general and administrative	7,454	6,178	27,261	24,621
Research and development	2,427	1,770	9,644	8,127
Total operating expenses	9,881	7,948	36,905	32,748

Loss from operations	(7,132)	(2,639)	(26,716)	(10,986)
Other expense, net	(4,183)	(6)	(5,419)	(10)
Loss before income taxes	(11,315)	(2,645)	(32,135)	(10,996)
Income tax (benefit) expense	71	7,417	(405)	7,400
Net loss	$(11,386)	$(10,062)	$(31,730)	$(18,396)

Net loss per common share - basic and diluted	$(0.26)	$(0.27)	$(0.72)	$(0.50)
Weighted average common shares outstanding - basic and diluted	44,598	37,190	44,317	36,939

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(11,386)	$(10,062)	$(31,730)	$(18,396)
Other expense, net	4,183	6	5,419	10
Income tax (benefit) expense	71	7,417	(405)	7,400
Depreciation and amortization	736	640	2,929	2,558
Stock based compensation	383	313	1,652	1,642
Adjusted EBITDA	$(6,013)	$(1,686)	$(22,135)	$(6,786)